Exhibit 10.2

NEITHER THIS AMENDED AND RESTATEDEXCHANGEABLE PROMISSORY NOTE, NOR THE MEMBERSHIP INTERESTS IN THE LIMITED LIABILITY COMPANY FOR WHICH THIS NOTE MAY BE EXCHANGED, HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND LAWS OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

AMENDED AND RESTATED
EXCHANGEABLE PROMISSORY NOTE

U.S. $1,562,500.00	LAS VEGAS, NEVADA June 20, 2007

FOR VALUE RECEIVED, CASINO MONTE LAGO HOLDING, LLC, a Nevada Limited Liability Company (“Debtor”), promises to pay to the order of PLAINFIELD GAMING INC., a Delaware Corporation (“Lender”), the principal sum of One Million Five Hundred and Sixty Two Thousand Five Hundred United States Dollars (U.S. $1,562,500.00). This Amended and Restated Exchangeable Promissory Note (the “Note”) is issued pursuant to the terms of that certain Amended and Restated Loan Agreement (the “Agreement”), dated as of June 20, 2007, by and among Lender and Debtor. The repayment obligation evidenced by this Note shall be unsecured and non-interest-bearing.

1.    Maturity. To the extent that this Note is not previously automatically transmuted into the right to receive equity interests in Debtor in accordance with the provisions of Section 3 hereof, Debtor shall repay the lesser of the amount of the Lender’s prorate portion of the book equity of the Debtor based upon what would have been the Lender’s Equity Interest in the Debtor had the Lender exchanged the Exchangeable Note as of the date the payment is due or the unpaid principal hereof in full on the first business day after the License Default Date (as defined in Section 1A.3 of the Agreement and employed consistently throughout this Note). All payments under this Note shall be made in lawful money of the United States of America at the offices of Lender as provided by written notice to Debtor or at such other place as Lender may designate by written notice to Debtor in accordance with the provisions of Section 8.8 of the Agreement. All payments on the Note shall be applied first against costs of collection (if any), then against outstanding principal.

2.    Prepayment. Debtor may not prepay any unpaid principal balance hereunder on or prior to the License Default Date.

3.    Exchange Feature. This Note shall be exchangeable for those certain membership interests in the Debtor equal to 33.334% of the equity of the Debtor (the “Membership Interests”) on the following basis:

   (a)           Transmutation of Note. Upon, and only upon, receipt, on or before the License Default Date, by Lender of all required regulatory licenses, approvals and registrations, including, without limitation, gaming licenses, approvals and registrations from the gaming regulators in the State of Nevada necessary to allow Lender to acquire the Membership Interests in the Debtor, this Note, and all amounts owing to Lender hereunder, shall automatically be transmuted, in their entirety, without any further action by Lender, Debtor or any other person, into the right of Lender to receive from Debtor such number of the Membership Interests (the “Lender Equity Interest”) owned by Debtor as represents an aggregate of 33.334% of all of the issued and outstanding membership interests (determined on a fully-diluted basis taking into account all outstanding options, warrants or other convertible or exchangeable securities or instruments exercisable or convertible into, or exchangeable for, such membership interests) at the logical instant immediately following the automatic transmutation. Not later than three (3) business days following the date of the automatic transmutation of this Note (the “Exchange Date”), Debtor shall deliver to Lender the duly executed original membership interest certificates issued by Debtor evidencing Debtor’s ownership of the Lender Equity Interest.

  (b)           Costs. Lender shall pay all documentary, stamp, transfer and other transactional taxes attributable to the transfer to Lender of the Lender Equity Interest, if any (“Transaction Taxes”).

  (c)           Approvals. If the transfer from Debtor to Lender of the Lender Equity Interest requires registration or qualification with or approval of any governmental authority under any applicable federal or state securities law before such securities may be validly transferred, then Debtor will use its reasonable best efforts to secure such registration, qualification or approval, as the case may be. In addition, in the event that the transfer from Debtor to Lender of the Lender Equity Interest does not require registration or qualification under applicable federal or state securities laws pursuant to an available exemption from the registration or qualification requirements thereof, Lender shall provide to Debtor, at Debtor’s request, and as a condition of Debtor’s transfer from Debtor to Lender of the Lender Equity Interest, all information and written representations, certifications and undertakings necessary for Debtor to establish to its reasonable satisfaction that such transfer is covered by said exemption.

(d)           Valid Insurance. The Lender Equity Interest transferred from Debtor to Lender upon or in connection with the automatic transmutation of this Note will, upon such transfer in accordance with the terms hereof, be duly and validly issued, fully paid and non assessable and free from all taxes, liens and charges with respect to the transfer thereof (other than any applicable Transaction Taxes), and Debtor shall take no action that would cause a contrary result.

4.    Default. For purposes of this Note, the term “default” shall include any of the following:

   (a)           The failure of Debtor to pay any amounts as and when due under this Note;

(b)           A material breach by Debtor of any other material term or provision of this Note or the Agreement, which breach continues for fifteen (15) business days after Debtor knows or should have known of such breach;

(c)           Debtor shall (i) make an assignment for the benefit of its creditors or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, (ii) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, (iii) have had any such petition or application filed or any such proceeding commenced against it that is not dismissed within 120 days, or (iv) indicate, by any act or intentional and purposeful omission, its consent to, approval of or acquiescence in any such petition, application, proceeding or appointment of a custodian, receiver or trustee for it or a substantial part of its assets;

(d)           Debtor shall adopt a plan of liquidation or dissolution;

(e)           The entry against Debtor of a judgment or decree in excess of $500,000 which is not covered by insurance and has become non-appealable and has remained undischarged, unsatisfied by insurance and unstated for more than one hundred and eighty (180) days, whether or not consecutive;

(f)           A change in the general character, or suspension of any significant part, of the business of Debtor; or

(g)           Any governmental agency or instrumentality shall take any action against Debtor or the business of Debtor in a manner that is reasonably likely to have a material adverse effect on the ability of Debtor to carry on such business.

Upon each such default, Lender may, at its option, accelerate repayment of this Note, in which case the entire principal amount outstanding under this Note shall be due and payable immediately; provided, that, if there shall occur a default as described in subparagraph (c), the entire unpaid balance of principal and all other sums due under this Note shall automatically become immediately due and payable without any action by Lender. Upon any such default, Lender may pursue all available legal or equitable remedies against Debtor. In addition, Lender shall have a full right of offset for any amounts due upon such a default against any amounts then payable by Lender to Debtor.

5.    Covenants. From the date hereof until the earlier of (i) the date that the principal amount of this Note and all other amounts owing hereunder have been paid in full, and (ii) the date that this Note and all amounts owing hereunder are automatically transmuted into the right to receive the Lender Equity Interest in accordance with the provisions of Section 3(a) hereof:

(a)           Debtor shall take all appropriate action to (i) deliver to Lender unaudited (or audited, if otherwise available) quarterly balance sheets and income statements of Debtor, not more than forty-five (45) days after the close of each applicable fiscal quarter, and (ii) permit Lender and any person Lender may designate to review all books and records, reports, accounts and other financial documents of Debtor and to copy the same and to make excerpts therefrom, all at such reasonable times and as often as Lender may reasonably request, so long as such review and copying does not unreasonably interfere with the business of Debtor;

(b)           Subject to the obtaining of all required pre-approvals of this covenant, if any, from gaming regulatory agencies and bodies having jurisdiction over Debtor, Debtor shall not, without the prior written consent of Lender, other than pursuant to this Note, transfer, pledge, hypothecate or otherwise grant a security interest in, or grant any option or similar right with respect to any membership interests of the Debtor that are owned by Debtor, provided that Debtor may transfer such membership interests against exercise of the Rittvo and Szapor Agreements (as defined in Section 4.6 of the Agreement) in accordance with the terms thereof; and

(c)           Debtor shall not, directly or indirectly, without the prior written consent of Lender, subject in the case of each such covenant, however, to the obtaining of all required pre-approvals thereof, if any, from gaming regulatory agencies and bodies having jurisdiction over Debtor:

(i)           take any action to make any distributions on, or repurchase, any membership interests, or loan any funds or extend any credit to, or guarantee any indebtedness of, any officer, director, employee, or member;

(ii)           take any action to cause Debtor to issue or sell any additional authorized but unissued membership interests or of any other equity interest of Debtor, or any options or other rights to acquire any such membership interests except as permitted in Section 4.6 of the Agreement with respect to the Rittvo and Szapor agreements;

(iii)           take any action to amend or modify the terms of its Articles of Organization;

6.    Miscellaneous.

(a)           All payments under this Note shall be made unconditionally, indefeasibly and in full without deduction, setoff, recoupment, counterclaim, or other defense, all of which are hereby waived by Debtor to the maximum extent permitted by applicable law. If Debtor or any of its affiliates has any claim, recoupment, setoff, defense or other right to the contrary, Debtor shall notify Lender thereof in writing immediately, and Debtor hereby represents and warrants that it presently has no such claims, recoupments, setoffs, defenses or other such rights. Debtor hereby waives presentment, demand, protest, notice of protest, dishonor, diligence and all other notices, any release or discharge arising from any extension of time, discharge of a prior party or other cause of release or discharge other than actual payment in full hereof.

(b)           Lender shall not be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Lender and then only to the extent specifically set forth in such writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event. No delay or omission of Lender to exercise any right, whether before or after a default hereunder, shall impair any such right or shall be construed to be a waiver of any right or default, and the acceptance at any time by Lender of any past due amount shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable.

(c)           Time is of the essence regarding this Note. Upon any default hereunder, Lender may exercise all rights and remedies provided for herein and by law or equity, including, but not limited to, the right to immediate payment in full of this Note.

(d)           The remedies of Lender as provided herein, or any one or more of them, whether at law or in equity, shall be cumulative and concurrent, and may be pursued singularly, successively or together at Lender’s sole discretion, and may be exercised as often as occasion therefore shall occur.

(e)           This Note shall be governed by and construed in accordance with and under the laws of the State of Nevada applicable to contracts wholly made and performed in such state, without regard to its conflicts of law principles.

(f)           Debtor shall pay all reasonable costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in the collection or enforcement of this Note, whether or not suit is filed.

(g)           This Note shall be binding upon Debtor and its successors and permitted assigns, and shall not be assignable by either Debtor or Lender without the express written consent of the other.

(h)           If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect and shall be liberally construed in favor of Lender in order to effect the payment and other provisions of this Note.

IN WITNESS WHEREOF, Debtor has executed this Amended and Restated Exchangeable Promissory Note as of the date first above written.

DEBTOR: CASINO MONTE LAGO, LLC
By:	/s/ Johan P. Finley
Johan P. Finley, CEO and Manager